EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77D:
 Policies with respect to security investments.

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EXHIBIT A:
Report of Independent Accountants

To the Board of Trustees and Shareholders of American Skandia Master Trust

In planning and performing our audit of the financial statements of American Skandia Master Trust (the "Trust") for the year ended October 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 2000.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
December 15, 2000




EXHIBIT B:
Item 77D

	Effective as of May 1, 2000, a sub-advisory changes took place for a Portfolio of the Registrant (the ASMT American Century International Growth Portfolio, which formerly was named the ASMT T. Rowe Price International Equity Portfolio). In connection with the new sub-advisor assuming responsibility for the management of the Portfolio, a number of changes were made to the investment policies of the Portfolio.

	The current investment policies of the Registrant's portfolios are described in detail in Amendment No. 3 to the Registrant's Registration Statement filed on February 29, 2000 and the prospectus and Statement of Additional Information included as part of Post-Effective Amendment No. 12 to American Skandia Advisor Funds, Inc.'s ("ASAF") registration statement filed on August 22, 2000.

	In addition, ASAF's prospectus was revised to indicate that the ASMT American Century International Growth Portfolio may regularly have a rate of portfolio turnover in excess of 100%.